Exhibit 99.1

COMPANY NEWS

CALMARE THERAPEUTICS BOARD OF DIRECTORS CHANGES

Fairfield, CT – February 23, 2017 – Calmare Therapeutics Incorporated, (OTCQB: CTTC) (the “Company” or “CTI), “the pain mitigation company,” has announced the following changes to its Board of Directors:

A.	Messrs. Robert Conway, Jr., and Steven Roehrich have stepped down in order to pursue other endeavors, contemporaneous with CTI’s inclusion on the GSAAdvantage!, as announced on January 26, 2017.

B.	In response to the recent Board changes, the Board unanimously voted to have a Board comprised of Five (5) members.

“On behalf of the Board of Directors and all CTI shareholders, we thank Messrs. Conway and Roehrich for their help in furthering CTI,” said Calmare Therapeutics President & CEO. “Their insight and direction have been instrumental in better positioning the Company with the U.S. Veterans Administration, the U.S. Department of Defense, and the General Services Administration. We wish them much success going forward.”

About the Company

Calmare Therapeutics Incorporated, the Calmare Pain Mitigation Therapy™ company, researches, develops and commercializes chronic, neuropathic pain and wound affliction devices. Our flagship medical device – the Calmare® Pain Therapy Device – is the world’s only non-invasive and non-addictive modality that can successfully treat chronic, neuropathic pain. The Company holds a U.S. Food & Drug Administration 510k clearance designation (K081255) on its flagship device, which grants it the exclusive right to sell, market, research and develop the medical device in the United States. Calmare Devices are commercially sold to medical practices throughout the world. They are also found in U.S. military hospitals, clinics and on installations via CTI’s General Services Administration military contract (V797P-4300B).

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:
Calmare Therapeutics Incorporated	JV Public Relations
Conrad Mir	Janet Vasquez
President and CEO	Managing Director
cmir@calmaretherapeutics.com	jvasquez@jvprny.com
203.368.6044	212.645.5498

www.calmaretherapeutics.com